Exhibit 99.1

For Immediate Release January 28, 2016 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Full-Year 2015 Earnings of $1.52 per Share

Key Highlights

•	Fourth-quarter earnings of $0.24 per share[1]; full-year total of $1.52 per share

•	Annual cash provided by operating activities of $2.3 billion

•	Indefinite suspension of Picadilly, New Brunswick potash operation in January 2016

•	Quarterly dividend reduced by 34 percent to $0.25 per share

•	Full-year 2016 guidance of $0.90-$1.20 per share; $0.10-$0.20 for the first quarter

CEO Commentary

“Weaker fertilizer prices late in the year reduced our earnings for the quarter, giving rise to a more cautious outlook for all three nutrients as we begin 2016,” said PotashCorp President and Chief Executive Officer Jochen Tilk.

“Against this backdrop, our focus has been not only to navigate these challenges but to further strengthen our company for the future by:

•	supporting our longstanding potash business model, including matching supply to demand;

•	enhancing our best-in-class assets; and

•	protecting our long-term financial health and flexibility.

“We made the very difficult decisions to suspend potash production in New Brunswick and realign our dividend. These actions are part of our thoughtful and holistic approach to strategically position the company and balance the interests of our shareholders, debtholders, employees and communities who depend on our enduring success. Longer term, we maintain our conviction that the drivers of fertilizer demand – rising global crop production and supportive farmer economics – will support improved market conditions.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported fourth-quarter earnings of $0.24 per share ($201 million), bringing earnings for the full year to $1.52 per share ($1.3 billion). These totals for the quarter and full year trailed the $0.49 per share ($407 million) and $1.82 per share ($1.5 billion) earned in the same periods of 2014.

Gross margin for the quarter ($386 million) and the year ($2.3 billion) was below 2014 levels ($746 million and $2.6 billion, respectively), due primarily to weaker nitrogen prices and lower potash volumes.

Cash from operating activities of $623 million for the quarter and $2.3 billion for the year was below 2014 results by 13 percent and 11 percent, respectively. Quarterly and annual earnings before finance costs, income taxes and depreciation and amortization (EBITDA)2 of $482 million and $2.6 billion, respectively, were also lower than in the comparable periods of 2014.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $27 million to our quarterly earnings, trailing the $31 million generated in the fourth quarter of 2014. Our earnings for the year from these three investments – plus a dividend from Sinofert Holdings Limited (Sinofert) in China – totaled $162 million, below the $210 million earned in 2014, which included a special dividend from ICL. The market value of our investments in these four publicly traded companies was approximately $3.5 billion, or $4 per PotashCorp share, at market close on January 27, 2016.

Market Conditions

Challenging conditions, including currency weakness relative to the US dollar in emerging markets, continued to weigh on fertilizer markets through the fourth quarter. Cautious buying patterns resulted in deteriorating prices across all three nutrients as the year ended.

Global potash shipments for the fourth quarter remained relatively flat compared to 2014, with increased deliveries to China offsetting slightly weaker demand in most other markets.

Nitrogen markets continued to feel the effects of falling energy prices. Lower production costs in key producing regions increased competitive supply, which – combined with a weaker-than-normal fall application season in the US and slower demand in Brazil – caused prices for nearly all nitrogen products to trend lower during the quarter.

In phosphate, record Chinese exports, seasonally slow demand in India and the US and continued caution in Brazil weighed on prices for solid fertilizers. Prices for feed, industrial, and liquid fertilizer products were more resilient, supported by strong demand and tighter supply.

Potash

Reduced sales volumes and a softening price environment – particularly in the second half of 2015 – resulted in gross margin of $183 million for the quarter and $1.3 billion for the year, below 2014’s comparative totals of $445 million and $1.4 billion, respectively.

Sales volumes for both the quarter (down 31 percent) and the year (down 6 percent) trailed those achieved in the same periods of 2014. The most significant decline for both the quarter and full year was in North America, which reflected a pullback in demand from 2014’s especially strong levels, as well as increased competition. Offshore, the majority of Canpotex’s3 shipments for the quarter were to China (40 percent) and Other Asian markets outside of China and India (30 percent), while Latin America and India accounted for 18 percent and 4 percent, respectively.

Our average realized potash price for the quarter was $238 per tonne, down considerably from $284 per tonne in the same period last year, reflecting the declining price environment in 2015.

Inventory-related shutdowns at our Saskatchewan mines and the closure of our Penobsquis, New Brunswick operation reduced production volumes and resulted in per-tonne cost of goods sold for the quarter of $132, which was 26 percent higher than in the comparable period in 2014. For the year, per-tonne cost of goods sold of $111 was relatively flat with the previous year as the favorable impact of a weaker Canadian dollar was offset primarily by increased shutdown weeks.

Nitrogen

In nitrogen, weaker prices had a negative impact on our results for the fourth quarter and the full year. Gross margin of $142 million for the quarter and $706 million for the year trailed results from the same periods in 2014 by 39 percent and 30 percent, respectively. Our US operations accounted for 61 percent of our nitrogen gross margin for the quarter, with Trinidad providing the remainder.

Sales volumes of 1.6 million tonnes for the quarter were similar to those in the same period of 2014. Extended expansion-related downtime, coupled with weaker demand, resulted in sales volumes for 2015 of 5.9 million tonnes, down 7 percent from the previous year.

Our average realized price of $288 per tonne during the quarter was down significantly from the $405 per tonne achieved in the same period last year as lower energy costs and increased global supply weighed heavily on prices for all nitrogen products.

Cost of goods sold for the fourth quarter was $199 per tonne, down 21 percent from 2014, driven largely by lower natural gas costs in the US and Trinidad.

Phosphate

Gross margin for the quarter totaled $61 million, down slightly from the $67 million earned during the same period last year, due to lower sales volumes and price realizations. For the year, we generated $241 million, up from the $202 million earned in 2014, primarily due to increased prices for liquid fertilizers.

For the quarter, sales volumes of 0.8 million tonnes were relatively flat compared to the same period in 2014, while volumes for the year of 2.9 million tonnes trailed 2014, due primarily to the absence of production from the Suwannee River chemical plant.

Our average realized phosphate price for the fourth quarter of $522 per tonne was similar to 2014’s as improved prices for liquid fertilizers offset declining prices for DAP and MAP.

Per-tonne cost of goods sold was $443 for the quarter, similar to last year.

Financial

Provincial mining and other taxes of $46 million for the quarter were lower than the $82 million in the same period last year, due to weaker potash earnings. For the year, provincial mining and other taxes totaled $310 million, 21 percent more than in 2014 because of a weaker Canadian dollar and changes in the timing of allowable deductions within Saskatchewan’s potash taxation regulations.

Income tax expense for the fourth quarter ($69 million) and full year ($451 million) was down from the same periods last year due primarily to lower earnings.

Potash Market Outlook

We expect global potash shipments in the range of 59-62 million tonnes, in line with 2015’s total of approximately 60 million tonnes.

In North America, lower dealer inventories and significant nutrient requirements following consecutive years of large crops are expected to support growth of potash shipments in 2016 to a range of 9.2-9.7 million tonnes.

In Latin America, we expect agronomic need and favorable crop economics to keep demand at elevated levels, although credit availability and currency weakness are anticipated to keep growth in this market relatively modest. For the full year, we forecast shipments of 10.8-11.3 million tonnes, slightly above 2015 levels.

In China, elevated inventories are likely to keep demand below 2015’s record of more than 15.0 million tonnes. We anticipate shipments in the range of 13.5-14.5 million tonnes, with strong consumption trends for bulk blends and compound fertilizers continuing.

Demand in India is expected to strengthen in 2016. We forecast deliveries of 4.2-4.7 million tonnes to this market, a slight increase from 2015 when a weak monsoon and currency issues reduced demand late in the year.

In Other Asian markets, supportive crop economics and substantial agronomic need are expected to keep demand fairly robust in 2016. We anticipate deliveries in the range of 8.5-8.8 million tonnes, slightly above 2015 levels.

Financial Outlook

Based on these market factors, we anticipate our 2016 potash sales volumes will be in the range of 8.3-9.1 million tonnes. For the year, we forecast potash gross margin of $0.8-$1.1 billion, down significantly from 2015 as the sharp decline in potash prices through the second half of that year is expected to weigh on margins in 2016.

Our guidance reflects the suspension of our Picadilly potash operations announced in mid-January, including favorable impacts on our cost of goods sold of $40-$50 million and reduced capital expenditures of $50 million. The company has concluded that the announced change will not result in any impairment charges although our guidance does reflect approximately $35 million in severance and transition costs expected to be recorded in the first quarter of 2016.

In nitrogen, we expect improved operating rates at our US facilities and our recently completed Lima nitrogen expansion to increase our sales volumes in 2016. Despite higher sales volumes and reduced costs from lower natural gas prices, a weaker pricing environment – driven by an increase in competitive supply – is expected to result in considerably lower gross margin.

In phosphate, we anticipate weaker market fundamentals will keep prices for most products below 2015 levels, although our historically more stable feed and industrial products are forecast to be less impacted. We expect lower input costs and our focus on improved reliability will reduce costs and increase the amount of product available for sale, which we anticipate will help keep gross margin at a level similar to 2015.

Given these considerations, we forecast combined nitrogen and phosphate gross margin will be in the range of $0.7-$0.9 billion in 2016.

We estimate provincial mining and other taxes in the range of 22-24 percent of potash gross margin, similar to the 2015 percentage.

Based on these factors, we forecast full-year 2016 earnings of $0.90-$1.20 per share, including first-quarter earnings of $0.10-$0.20 per share. Our quarterly guidance reflects the severance and transition charges related to the suspension of production at Picadilly and an expectation of some potash demand being deferred to the second quarter.

Other annual guidance numbers – including those noted above – are outlined in the table below.

2016 Guidance
Earnings per share	Annual: $0.90-$1.20 Q1: $0.10-$0.20
Potash sales volumes	8.3-9.1 million tonnes
Potash gross margin	$0.8-$1.1 billion
Nitrogen and phosphate gross margin	$0.7-$0.9 billion
Capital expenditures*	$0.8-$0.9 billion
Effective tax rate	25-27 percent
Provincial mining and other taxes**	22-24 percent
Selling and administrative expenses	$240-$250 million
Finance costs	$210-$220 million
Income from offshore equity investments***	$120-$140 million
Annual foreign exchange rate assumption	CDN$1.38 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Dividend

Our Board of Directors has declared a quarterly dividend of US $0.25 per share payable May 3, 2016 to shareholders of record April 12, 2016.

“We are committed to preserving a strong balance sheet and investment-grade credit rating, but also believe in retaining a competitive dividend. In consideration of these objectives, we have decided to reduce our quarterly dividend by 34 percent,” said Tilk. “We believe this level – representing a payout ratio of close to 100 percent of 2016 earnings – remains highly competitive and balances the interests of our many stakeholders, including equity and debtholders.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company by capacity and plays an integral role in global food production. PotashCorp is the world’s largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients are required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is its primary market, the company also produces products for animal feed and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information”(within the meaning of appropriate Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,”“anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns or suspensions; risks and uncertainties related to our international operations and assets; failure to prevent or respond to a major safety incident; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; catastrophic events or malicious acts, including terrorism; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; our prospects to reinvest capital in strategic opportunities and acquisitions; our ownership of non-controlling equity interests in other companies; the impact of further technological innovation; increases in the price or reduced availability of the raw materials that we use; security risks related to our information technology systems; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; certain complications that may arise in our mining process, including water inflows; our ability to attract, retain, develop and engage skilled employees; risks related to reputational loss; earnings; and the decisions of taxing authorities, which could affect our effective tax rates. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and

Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, January 28, 2016 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-800-597-1419
	-	From Elsewhere	1-604-638-5350

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Sales (Note 2)	$ 1,354	$ 1,902	$ 6,279	$ 7,115
Freight, transportation and distribution	(108)	(144)	(488)	(609)
Cost of goods sold	(860)	(1,012)	(3,522)	(3,859)
Gross Margin	386	746	2,269	2,647
Selling and administrative expenses	(67)	(73)	(239)	(245)
Provincial mining and other taxes	(46)	(82)	(310)	(257)
Share of earnings of equity-accounted investees	18	17	121	102
Dividend income	12	17	50	117
Impairment of available-for-sale investment	—	—	—	(38)
Other income (expenses) (Note 3)	11	(14)	22	22
Operating Income	314	611	1,913	2,348
Finance costs	(44)	(42)	(192)	(184)
Income Before Income Taxes	270	569	1,721	2,164
Income taxes (Note 4)	(69)	(162)	(451)	(628)
Net Income	$ 201	$ 407	$ 1,270	$ 1,536

Net Income per Share
Basic	$ 0.24	$ 0.49	$ 1.52	$ 1.83
Diluted	$ 0.24	$ 0.49	$ 1.52	$ 1.82

Dividends Declared per Share	$ 0.38	$ 0.35	$ 1.52	$ 1.40

Weighted Average Shares Outstanding
Basic	835,828,000	829,983,000	834,141,000	838,101,000
Diluted	837,208,000	835,984,000	837,349,000	844,544,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(Net of related income taxes)	2015	2014	2015	2014

Net Income	$201	$407	$1,270	$1,536
Other comprehensive income (loss)
Items that will not be reclassified to net income:
Net actuarial gain (loss) on defined benefit plans (1)	36	(109)	36	(109)
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value (loss) gain during the period	(155)	37	(546)	(157)
Cash flow hedges
Net fair value loss during the period (3)	(10)	(33)	(52)	(40)
Reclassification to income of net loss (4)	15	6	54	26
Other	(2)	(2)	(9)	1
Other Comprehensive Loss	(116)	(101)	(517)	(279)
Comprehensive Income	$85	$306	$753	$1,257

(1)	Net of income taxes of $(22) (2014 - $60) for the three months ended December 31, 2015 and $(22) (2014 - $60) for the twelve months ended December 31, 2015.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $8 (2014 - $18) for the three months ended December 31, 2015 and $31 (2014 - $22) for the twelve months ended December 31, 2015.
(4)	Net of income taxes of $(9) (2014 - $(3)) for the three months ended December 31, 2015 and $(30) (2014 - $(14)) for the twelve months ended December 31, 2015.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Operating Activities
Net income	$201	$407	$1,270	$1,536
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	289	347	941	1,168
Changes in non-cash operating working capital (Note 5)	133	(41)	127	(90)
Cash provided by operating activities	623	713	2,338	2,614

Investing Activities
Additions to property, plant and equipment	(415)	(412)	(1,217)	(1,138)
Other assets and intangible assets	1	(10)	(67)	(22)
Cash used in investing activities	(414)	(422)	(1,284)	(1,160)

Financing Activities
Proceeds from long-term debt obligations	—	—	494	737
Repayment of long-term debt obligations	—	—	(502)	(500)
Proceeds from (repayment of) short-term debt obligations	103	52	(19)	66
Dividends	(305)	(284)	(1,204)	(1,141)
Repurchase of common shares	—	—	—	(1,065)
Issuance of common shares	11	4	53	36
Cash used in financing activities	(191)	(228)	(1,178)	(1,867)
Increase (Decrease) in Cash and Cash Equivalents	18	63	(124)	(413)
Cash and Cash Equivalents, Beginning of Period	73	152	215	628
Cash and Cash Equivalents, End of Period	$91	$215	$91	$215

Cash and cash equivalents comprised of:
Cash	$30	$89	$30	$89
Short-term investments	61	126	61	126
	$91	$215	$91	$215

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income (Loss)
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial gain on defined benefit plans (1)	Other	Total Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Equity

Balance - December 31, 2014	$1,632	$234	$623	$(119)	$—	$(1)	$503	$6,423	$8,792
Net income	—	—	—	—	—	—	—	1,270	1,270
Other comprehensive (loss) income	—	—	(546)	2	36	(9)	(517)	—	(517)
Dividends declared	—	—	—	—	—	—	—	(1,274)	(1,274)
Effect of share-based compensation including issuance of common shares	72	(4)	—	—	—	—	—	—	68
Shares issued for dividend reinvestment plan	43	—	—	—	—	—	—	—	43
Transfer of net actuarial gain on defined benefit plans	—	—	—	—	(36)	—	(36)	36	—
Balance - December 31, 2015	$1,747	$230	$77	$(117)	$—	$(10)	$(50)	$6,455	$8,382

(1)	Any amounts incurred during a period were closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	December 31, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$91	$215
Receivables	640	1,029
Inventories	749	646
Prepaid expenses and other current assets	73	48
	1,553	1,938
Non-current assets
Property, plant and equipment	13,212	12,674
Investments in equity-accounted investees	1,243	1,211
Available-for-sale investments	984	1,527
Other assets	285	232
Intangible assets	192	142
Total Assets	$17,469	$17,724

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$517	$1,032
Payables and accrued charges	1,146	1,086
Current portion of derivative instrument liabilities	84	80
	1,747	2,198
Non-current liabilities
Long-term debt (Note 6)	3,710	3,213
Derivative instrument liabilities	109	115
Deferred income tax liabilities	2,438	2,201
Pension and other post-retirement benefit liabilities	431	503
Asset retirement obligations and accrued environmental costs	574	589
Other non-current liabilities and deferred credits	78	113
Total Liabilities	9,087	8,932

Shareholders’ Equity
Share capital	1,747	1,632
Unlimited authorization of common shares without par value; issued and outstanding 836,540,151 and 830,242,574 at December 31, 2015 and December 31, 2014, respectively
Contributed surplus	230	234
Accumulated other comprehensive (loss) income	(50)	503
Retained earnings	6,455	6,423
Total Shareholders’ Equity	8,382	8,792
Total Liabilities and Shareholders’ Equity	$17,469	$17,724

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2014 annual consolidated financial statements.

These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2014 annual consolidated financial statements. The company’s 2015 annual consolidated financial statements will include additional information under IFRS in its Annual Integrated Report in February 2016.

In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments necessary to present fairly such information.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended December 31, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$454	$459	$441	—	$1,354
Freight, transportation and distribution - third party	(36)	(28)	(44)	—	(108)
Net sales - third party	418	431	397	—
Cost of goods sold - third party	(235)	(305)	(320)	—	(860)
Margin (cost) on inter-segment sales (1)	—	16	(16)	—	—
Gross margin	183	142	61	—	386
Depreciation and amortization	(45)	(57)	(59)	(7)	(168)
Cash outflows for additions to property, plant and equipment	196	113	75	31	415
(1) Inter-segment net sales were $25.
	Three Months Ended December 31, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$777	$626	$499	$—	$1,902
Freight, transportation and distribution - third party	(62)	(28)	(54)	—	(144)
Net sales - third party	715	598	445	—
Cost of goods sold - third party	(270)	(378)	(364)	—	(1,012)
Margin (cost) on inter-segment sales (1)	—	14	(14)	—	—
Gross margin	445	234	67	—	746
Depreciation and amortization	(59)	(45)	(63)	(15)	(182)
Cash outflows for additions to property, plant and equipment	156	179	62	15	412

(1)	Inter-segment net sales were $24.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Twelve Months Ended December 31, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,543	$1,960	$1,776	$—	$6,279
Freight, transportation and distribution - third party	(214)	(101)	(173)	—	(488)
Net sales - third party	2,329	1,859	1,603	—
Cost of goods sold - third party	(1,007)	(1,210)	(1,305)	—	(3,522)
Margin (cost) on inter-segment sales (1)	—	57	(57)	—	—
Gross margin	1,322	706	241	—	2,269
Depreciation and amortization	(214)	(198)	(240)	(33)	(685)
Cash outflows for additions to property, plant and equipment	537	398	202	80	1,217
(1) Inter-segment net sales were $87.
	Twelve Months Ended December 31, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,828	$2,425	$1,862	$—	$7,115
Freight, transportation and distribution - third party	(291)	(117)	(201)	—	(609)
Net sales - third party	2,537	2,308	1,661	—
Cost of goods sold - third party	(1,102)	(1,357)	(1,400)	—	(3,859)
Margin (cost) on inter-segment sales (1)	—	59	(59)	—	—
Gross margin	1,435	1,010	202	—	2,647
Depreciation and amortization	(224)	(173)	(297)	(7)	(701)
Cash outflows for additions to property, plant and equipment	521	388	203	26	1,138

(1)	Inter-segment net sales were $107.

3. Other Income (Expenses)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Foreign exchange gain	$12	$8	$48	$8
Legal settlements	—	—	—	17
Other expenses	(1)	(22)	(26)	(3)
	$11	$(14)	$22	$22
4. Income Taxes A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the pre-tax income of each jurisdiction.

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Income tax expense	$69	$162	$451	$628
Actual effective tax rate on ordinary earnings	26%	29%	27%	28%
Actual effective tax rate including discrete items	25%	29%	26%	29%
Discrete tax adjustments that impacted the tax rate	$(2)	$(1)	$(7)	$20

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three and twelve months ended December 31, 2015 decreased compared to the same periods last year due to different income weightings between jurisdictions.

•	In third-quarter 2015, a current tax recovery of $17 was recorded upon the conclusion of a tax authority audit.

•	In third-quarter 2014, a deferred tax expense of $11 was recorded as a result of a Chilean income tax rate increase.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Consolidated Statements of Cash Flow

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Reconciliation of cash provided by operating activities
Net income	$201	$407	$1,270	$1,536
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	168	182	685	701
Share-based compensation	2	6	22	28
Net distributed (undistributed) earnings of equity-accounted investees	12	17	(35)	68
Impairment of available-for-sale investment	—	—	—	38
Provision for deferred income tax	55	126	204	268
Pension and other post-retirement benefits	3	5	30	28
Asset retirement obligations and accrued environmental costs	39	2	20	18
Other long-term liabilities and miscellaneous	10	9	15	19
Subtotal of adjustments	289	347	941	1,168

Changes in non-cash operating working capital
Receivables	173	(140)	259	(220)
Inventories	(21)	46	(99)	70
Prepaid expenses and other current assets	(3)	8	(19)	29
Payables and accrued charges	(16)	45	(14)	31
Subtotal of changes in non-cash operating working capital	133	(41)	127	(90)
Cash provided by operating activities	$623	$713	$2,338	$2,614

Supplemental cash flow disclosure
Interest paid	$63	$55	$193	$187
Income taxes paid	$21	$113	$171	$405

6. Long-Term Debt

On March 26, 2015, the company closed the issuance of $500 of 3.00 percent senior notes due April 1, 2025. The senior notes were issued under a US shelf registration statement. On September 30, 2015, the company fully repaid $500 of 3.75 percent senior notes at maturity.

7. Share-Based Compensation

On May 12, 2015, the company’s shareholders approved the 2015 Performance Option Plan under which the company may, after February 20, 2015 and before January 1, 2016, grant options to acquire up to 3,500,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of December 31, 2015, options to purchase a total of 3,474,900 common shares had been granted under the plan. The weighted average fair value of options granted was $5.48 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$32.41
Expected annual dividend per share	$1.52
Expected volatility	31%
Risk-free interest rate	1.54%
Expected life of options	5.5 years

8. Subsequent Events

On January 19, 2016, the company announced the indefinite suspension of its Picadilly, New Brunswick potash operations, which will be placed in care-and-maintenance mode. The company’s international customers that were historically served by New Brunswick will now be served from Saskatchewan through Canpotex Limited.

On January 27, 2016, the company’s Board of Directors reduced its quarterly dividend to $0.25 per share from $0.38 per share.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Potash Sales (tonnes - thousands)
Manufactured Product
North America	459	829	2,591	3,549
Offshore	1,277	1,671	6,181	5,797
Manufactured Product	1,736	2,500	8,772	9,346

Potash Net Sales
(US $ millions)
Sales	$454	$777	$2,543	$2,828
Freight, transportation and distribution	(36)	(62)	(214)	(291)
Net Sales	$418	$715	$2,329	$2,537

Manufactured Product
North America	$125	$296	$825	$1,162
Offshore	288	412	1,487	1,354
Other miscellaneous and purchased product	5	7	17	21
Net Sales	$418	$715	$2,329	$2,537

Manufactured Product
Average Realized Sales Price per MT
North America	$271	$358	$318	$328
Offshore	$226	$246	$241	$234
Average	$238	$284	$263	$269
Cost of Goods Sold per MT	$(132)	$(105)	$(111)	$(113)
Gross Margin per MT	$106	$179	$152	$156

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Average Natural Gas Cost in Production per MMBtu	$4.28	$6.34	$4.70	$5.77
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	567	652	2,228	2,428
Urea	308	195	1,048	1,049
Solutions/Nitric acid/Ammonium nitrate	684	664	2,650	2,875
Manufactured Product	1,559	1,511	5,926	6,352

Fertilizer sales tonnes (1)	539	380	1,989	2,079
Industrial/Feed sales tonnes	1,020	1,131	3,937	4,273
Manufactured Product	1,559	1,511	5,926	6,352

Nitrogen Net Sales
(US $ millions)
Sales - third party	$459	$626	$1,960	$2,425
Freight, transportation and distribution - third party	(28)	(28)	(101)	(117)
Net sales - third party	431	598	1,859	2,308
Inter-segment net sales	25	24	87	107
Net Sales	$456	$622	$1,946	$2,415

Manufactured Product
Ammonia (2)	$225	$385	$978	$1,260
Urea	91	75	362	439
Solutions/Nitric acid/Ammonium nitrate	132	153	567	679
Other miscellaneous and purchased product (3)	8	9	39	37
Net Sales	$456	$622	$1,946	$2,415

Fertilizer net sales (2)	$149	$138	$637	$778
Industrial/Feed net sales	299	475	1,270	1,600
Other miscellaneous and purchased product (3)	8	9	39	37
Net Sales	$456	$622	$1,946	$2,415

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$397	$590	$439	$519
Urea	$297	$384	$346	$418
Solutions/Nitric acid/Ammonium nitrate	$193	$231	$214	$236
Average	$288	$405	$322	$374
Fertilizer average price per MT	$278	$362	$321	$374
Industrial/Feed average price per MT	$293	$420	$323	$374
Average	$288	$405	$322	$374
Cost of Goods Sold per MT	$(199)	$(253)	$(206)	$(218)
Gross Margin per MT	$89	$152	$116	$156

(1) Includes inter-segment ammonia sales (tonnes - thousands)	48	29	161	170
(2) Includes inter-segment ammonia net sales	$25	$20	$86	$101
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$4	$1	$6

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	474	501	1,713	1,987
Feed and Industrial	284	293	1,137	1,155
Manufactured Product	758	794	2,850	3,142

Phosphate Net Sales
(US $ millions)
Sales	$441	$499	$1,776	$1,862
Freight, transportation and distribution	(44)	(54)	(173)	(201)
Net Sales	$397	$445	$1,603	$1,661

Manufactured Product
Fertilizer	$219	$233	$827	$889
Feed and Industrial	177	187	727	713
Other miscellaneous and purchased product	1	25	49	59
Net Sales	$397	$445	$1,603	$1,661

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$461	$465	$483	$447
Feed and Industrial	$624	$636	$640	$617
Average	$522	$528	$545	$510
Cost of Goods Sold per MT	$(443)	$(446)	$(463)	$(448)
Gross Margin per MT	$79	$82	$82	$62

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2015	2014

December 31			1.3840	1.1601
Fourth-quarter average conversion rate			1.3206	1.1184

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Shareholders
PotashCorp’s total shareholder return	-15%	3%	-49%	12%

Production
Potash production (KCl Tonnes - thousands)	1,975	2,557	9,105	8,726
Potash shutdown weeks (1)	15	4	28	18
Nitrogen production (N Tonnes - thousands)	802	720	3,081	3,170
Ammonia operating rate	91%	79%	87%	90%
Phosphate production (P2O5 Tonnes - thousands)	427	412	1,614	1,671
Phosphate P2O5 operating rate	90%	87%	74%	76%

Customers
Product tonnes involved in customer complaints (thousands)	8	39	59	63

Community
Taxes and royalties ($ millions) (2)	78	156	654	715

Employees
Percentage of senior staff positions filled internally	86%	38%	77%	78%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	0.97	0.66	1.01	1.01

Environment
Environmental incidents (4)	8	5	24	24

As at			December 31, 2015	December 31, 2014

Number of employees
Potash			2,689	2,534
Nitrogen			812	802
Phosphate			1,438	1,385
Other			456	415
Total			5,395	5,136

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2014 Annual Integrated Report).
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2014 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Net income	$201	$407	$1,270	$1,536
Finance costs	44	42	192	184
Income taxes	69	162	451	628
Depreciation and amortization	168	182	685	701
EBITDA	$482	$793	$2,598	$3,049
Impairment of available-for-sale investment	—	—	—	38
Adjusted EBITDA	$482	$793	$2,598	$3,087

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Sales	$1,354	$1,902	$6,279	$7,115
Freight, transportation and distribution	(108)	(144)	(488)	(609)
Net sales	$1,246	$1,758	$5,791	$6,506

Net income as a percentage of sales	15%	21%	20%	22%
Adjusted EBITDA margin	39%	45%	45%	47%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014

Cash flow prior to working capital changes	$490	$754	$2,211	$2,704
Changes in non-cash operating working capital
Receivables	173	(140)	259	(220)
Inventories	(21)	46	(99)	70
Prepaid expenses and other current assets	(3)	8	(19)	29
Payables and accrued charges	(16)	45	(14)	31
Changes in non-cash operating working capital	133	(41)	127	(90)
Cash provided by operating activities	$623	$713	$2,338	$2,614
Additions to property, plant and equipment	(415)	(412)	(1,217)	(1,138)
Other assets and intangible assets	1	(10)	(67)	(22)
Changes in non-cash operating working capital	(133)	41	(127)	90
Free cash flow	$76	$332	$927	$1,544

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.